INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Orion Capital Corporation on Form S-8 of our report dated February 14, 1997 appearing in the Annual Report on Form 10-K of Orion Capital Corporation for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in such Registration Statement.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Hartford, Connecticut
January 23, 1998